                                                                    EXHIBIT 10.4


CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR CERTAIN REDACTED PROVISIONS OF THIS AGREEMENT. THE REDACTED PROVISIONS ARE IDENTIFIED BY THREE ASTERISKS AND ENCLOSED BY BRACKETS. THE CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.


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                              COMMERCIAL AGREEMENT


                                 BY AND BETWEEN

                             ANSYS DIAGNOSTICS, INC.

                                       AND

                         ROCHE DIAGNOSTIC SYSTEMS, INC.

                                      DATED

                                  APRIL 1, 1993


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

                              COMMERCIAL AGREEMENT

This Agreement, effective as of April 1, 1993 by and between Roche Diagnostic Systems, Inc. ("RDS"), a corporation organized and existing under the laws of the State of New Jersey with offices at 1080 Highway 202 Branchburg, New Jersey, 08876, and ANSYS, Inc. ("ANSYS") (formerly known as Toxi-Lab, Inc.), a corporation organized and existing under the laws of the State of California with offices at 2 Goodyear, Irvine, California, 92718.

         WHEREAS, RDS is engaged in the business of research, development, marketing and sales of various products used in the field of in vitro immunoassay and chromatography diagnostics; and

         WHEREAS, RDS owns certain proprietary information, materials, intellectual property, technology and products relating to drugs of abuse testing; and

         WHEREAS, ANSYS owns certain proprietary information and technology relating to the design, manufacturing and packaging of, in vitro diagnostic products; and

         WHEREAS, RDS and Toxi-Lab, Inc. entered into a Design and Feasibility Agreement, dated November 15, 1992, under which RDS and Toxi-Lab, Inc. collaborated in research activities to determine the feasibility of developing new diagnostic products utilizing Toxi-Lab's and RDS's technology; and

         WHEREAS, under the Design and Feasibility Agreement, RDS and Toxi-Lab, Inc. developed a new device that can hold, transport, sample and test various fluids for chemical and biological analytes, including drugs of abuse utilizing RDS's technology; and

         WHEREAS, Toxi-Lab, Inc. caused its corporate name to be changed to ANSYS, Inc. effective March 5, 1993;

         WHEREAS, RDS has agreed to pay ANSYS a fee as provided herein to further develop and optimize the new device for RDS; and

         WHEREAS, RDS has agreed to make ANSYS its exclusive manufacturer and supplier for the new device; and

         WHEREAS, in consideration of RDS paying ANSYS a developmental fee, making ANSYS its exclusive manufacturer and supplier of the new device, and giving ANSYS certain licensing rights to the new device, ANSYS has agreed to assign to RDS all its rights to such new device.

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants of the parties set forth herein, the parties agree as follows:


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1.0      DEFINITIONS

         1.1      "Affiliate" shall mean:

                  (a) a business entity which owns, directly or indirectly, a controlling interest in RDS, by stock ownership or otherwise; or,

                  (b) a business entity which is owned by RDS, either directly or indirectly, by stock ownership or otherwise; or,

                  (c) a business entity, the majority ownership of which is directly or indirectly common to the majority ownership of RDS.

Anything to contrary in this paragraph notwithstanding, Genentech, Inc., a Delaware corporation, shall not be deemed an Affiliate of RDS.

         1.2 "Confidential Information" shall mean a party's technology, data, know-how, or information whether technical or non-technical, financial statements and reports, pricing, trade secrets, secret processes, formulas and customer data (including customer lists), and the like, that is disclosed to the other party and which at the time of disclosure is clearly marked as "Confidential." Oral communications shall be considered Confidential Information provided that such communication is reduced to writing, marked as "Confidential" and provided by the disclosing party to the other party within thirty (30) days after such oral disclosure.

         1.3 "No-Step Kit" shall mean the device developed by RDS and ANSYS under the Design and Feasibility Agreement dated November 15, 1992, that can hold, transport, sample and test various fluids for biological and chemical analytes, including, without limitation, certain drugs of abuse through the utilization of RDS's Reagent Technology. The product specifications for the No-Step Kit are set forth on Exhibit A, which RDS may, at its sole option, modify from time to time. A copy of Exhibit A is attached hereto and made a part hereof.

         1.4 "RDS Reagent Technology" shall mean the products, reagents, patents, patent rights, technology, manufacturing methods and processes, formulas, designs, technical data, product development and research data, know-how, secret processes, trade secrets, intellectual property rights, quality control and quality assurance protocols, and the like, owned or controlled by RDS that can be used to test for certain drugs of abuse through the use of immunoassay and chromatography technology.

         1.5      "RDS" shall mean Roche Diagnostic Systems, Inc. and its
                  Affiliates.


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

2.0      OWNERSHIP AND PATENT RIGHTS

         2.1 Ownership. (a) RDS shall own the entire right, title and interest in and to the RDS Reagent Technology and ANSYS shall have no right, title or interest therein.

                           (b) RDS shall own the entire right, title and
                  interest in and to the No-Step Kit, and ANSYS shall have no right, title or interest therein, except as provided in
                  Article 6 of this Agreement.

         2.2 Patent Applications. (a) ANSYS shall prepare and file the necessary patent applications to protect any and all patentable inventions relating to the No-Step Kit. ANSYS shall assign to RDS, in such patent applications, any and all of its rights to such inventions.

                           (b) ANSYS shall not file any such patent applications
                  without RDS's prior written approval, and ANSYS shall make any changes requested by RDS to the applications before the filing thereof.

         2.3 Additional Patent Rights to the No-Step Kit. In the event that during the term of this Agreement, or any renewal thereof, an invention is made relating to the No-Step Kit that results in additional patentable rights to such product, then the following provisions shall apply.

                  (a) All such additional patent rights shall belong to RDS regardless of whether it was developed by (i) RDS,
                           (ii) ANSYS, or (iii) jointly by RDS and ANSYS.

                  (b) In the event that the additional patent rights are developed (i) jointly by ANSYS and RDS, or (ii) solely by ANSYS, then ANSYS shall prepare and file the necessary patent applications to protect such additional patent rights. ANSYS shall assign to RDS, in such patent applications, all of its rights to such inventions.

                  (c) ANSYS shall not file any such patent applications without RDS's prior written approval, and ANSYS shall make any changes requested by RDS to the applications before the filing thereof.

                  (d) RDS shall (i) pay for all reasonable expenses associated with the preparation and filing of any patent application provided for in this Section 2.3 and Section 2.2, (ii) pay for the maintenance of any patents issued, and (iii) reimburse ANSYS for any reasonable expenses incurred by ANSYS in connection with the preparation and filing of the application. Such reimbursement shall be in addition to the fees that RDS shall pay ANSYS under Section 3.1(c).


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

         2.4 Other Patent Rights. If a patent application is filed or issues in connection with activities performed under this Agreement or any renewal thereof, that does not cover the No-Step Kit and thus is not covered by the Section 2.3, but that relates to inventions arising from or relating to the development or manufacture of the No-Step Kit then this Section shall apply.

                  (a) Patent rights to such invention resulting solely from the efforts of RDS shall be owned solely by RDS and any such invention shall be promptly disclosed in writing by RDS to ANSYS.

                  (b) Patent rights to an invention resulting solely from the efforts of ANSYS shall be owned solely by ANSYS and any such invention shall be promptly disclosed in writing by ANSYS to RDS.

                  (c) Patent rights to an invention resulting from the collaborative efforts of both parties shall be jointly owned by the parties.

3.0      DEVELOPMENT, MANUFACTURE AND SUPPLY OF THE NO-STEP KITS

         3.1 Development. (a) ANSYS shall work in collaboration with RDS to further develop and optimize the No-Step Kit for RDS which shall include optimizing the design of the No Step Kit, completing product development, initiating production activities, and manufacturing and supplying RDS with various prototypes of the kit for preclinical and clinical studies and other applications.

                           (b) ANSYS shall use its best efforts to complete, to
                  the satisfaction of RDS, any activities that RDS requests ANSYS perform under this Section. ANSYS shall not on its own initiate any activities hereunder without receiving prior written approval from RDS.

                           (c) In consideration of the services that ANSYS will
                  provided under this Section 3.1, RDS shall pay ANSYS a monthly fee of $[***], for each month that ANSYS is performing services hereunder, or a pro rata portion thereof, but in no event shall RDS pay ANSYS more than $[***] to further develop and optimize the No-Step Kit for RDS. Notwithstanding that ANSYS will receive a maximum of $[***] for performing services under this Section, ANSYS shall continue to work on and complete the development and optimization of the No-Step Kit until it meets the product specifications listed on Exhibit A, even if it takes more than eight (8) months to accomplish.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.


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                           (d) In the event that RDS makes substantial changes
                  to the product specifications listed on Exhibit A, after August 1, 1993 but before the first commercial manufacturing of the product pursuant to Section 3.6, the fees and time schedule stated herein shall be renegotiated in good faith by the parties.

                           (e) ANSYS shall not start manufacturing the No-Step
                  Kit for RDS pursuant to Section 3.6 until: (i) all the services requested herein by RDS have been completed by ANSYS, to the satisfaction of RDS; (ii) pricing for the No-Step Kit has been finalized by the parties pursuant to Section 3.5; and
                  (iii) ANSYS receives written notice from RDS to proceed with such manufacturing and supply.

         3.2 Government Approvals. (a) RDS shall have the responsibility for securing and maintaining governmental approvals to market and sell the No-Step Kit. RDS shall, in its sole discretion, determine in which countries it will pursue, and discontinue the pursuit of, such governmental approval.

                           (b) ANSYS shall assist RDS, as requested by RDS, in
                  securing and maintaining such governmental approvals for the No-Step Kit. ANSYS's assistance may include conducting studies and providing to RDS data or other information required or requested by the governmental authorities and assisting in the completion and filing of applications and other forms necessary for such governmental approvals.

                           (c) RDS shall be responsible for paying all costs
                  associated with obtaining such governmental approvals and shall reimburse ANSYS for any costs incurred by ANSYS in connection with such activities.

         3.3 Manufacturing Equipment. (a) ANSYS shall be responsible for selecting and purchasing the equipment and materials, including product designs, necessary to manufacture the No-Step Kits. ANSYS shall not purchase any equipment or materials without RDS's prior written approval.

                           (b) RDS shall pay for all equipment and materials,
                  including product designs, that it approves the purchase thereof under Section 3.3(a). Upon such payment, RDS shall own the entire right, title and interest to such equipment and materials, and ANSYS shall have no right, title or interest therein, except to use such equipment and materials to manufacture and supply the No-Step Kit to RDS pursuant to the terms of this Agreement. Such, equipment and materials shall be delivered by ANSYS to RDS upon the expiration or termination of this Agreement.


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         3.4      Reagents. RDS shall supply ANSYS with the reagents necessary to manufacture the No-Step Kit.

         3.5 Price. (a) The parties shall negotiate in good faith pricing for the No-Step Kits. Within a reasonable time from the execution date of this Agreement, but in no event later than one hundred and twenty (120) days prior to the scheduled date of the product launch by RDS of the No-Step Kits, the parties shall finalize the pricing for such kits and attach a copy hereto as Exhibit B. In the event that the parties are unable to reach an agreement on pricing within this 120 day time frame, either party may terminate the Agreement.

         3.6 Exclusivity. ANSYS shall manufacture the No-Step Kits at its facilities in Irvine California and shall supply such products to RDS on an exclusive basis, even as to ANSYS, worldwide; provided however, that in the event ANSYS receives a license under Article 6, ANSYS may manufacture and supply the No-Step Kits in those markets or market segments covered by such license.

         3.7 Packaging. ANSYS shall label the No-Step Kit with language to be supplied by RDS and shall package the product with a package insert, the language of which shall also be supplied by RDS. RDS shall have the right, in its sole discretion, to make changes to the label, package insert and other labeling for the No-Step Kits, which changes shall be submitted by RDS to the applicable governmental authorities, if required. ANSYS's name may, at RDS's sole discretion, appear on the label, package insert and other labeling for the No-Step Kits.

         3.8 Quality Control and Assurance. (a) ANSYS shall manufacture the No-Step Kits in accordance with the then current product specifications as set forth on Exhibit A, as well as with the then current quality control specifications, which, at RDS's sole discretion, it may modify from time to time. A copy of the quality control specifications will be provided by RDS within a reasonable period after execution of this Agreement and shall be attached hereto as Exhibit C.

                           (b) ANSYS shall manufacture the NO-Step Kits so that
                  they comply with all federal, state and local laws and regulations.

                           (c) ANSYS shall perform quality control and quality
                  assurance testing and verification to ensure that the No-Step Kits comply with the requirements set forth in Sections 3.8(a) and (b).

                           (d) Each time ANSYS ships the No-Step Kits to RDS,
                  ANSYS shall provide RDS with a Certificate of Analysis at the time of shipment, certifying that the products have been evaluated by ANSYS's Quality Control and Quality Assurance departments and that the product complies with the requirements set forth in Sections 3.8(a) and (b). Within a reasonable period after execution of this Agreement RDS shall provide ANSYS with a sample Certificate of Analysis which ANSYS shall use pursuant to this Section.


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4.0      ORDERS, DELIVERY, INVOICING AND PAYMENT

         4.1 Forecasts. Within a reasonable time from the date of this Agreement, but in no event later than sixty (60) days prior to the scheduled date of the product launch by RDS of the No-Step Kit, RDS shall supply ANSYS with its current estimates for the No-Step Kits for each of the four (4) three-calendar-month periods following the product launch date. Each such estimate for four (4) three-calendar-months periods hereinafter is called a "Rolling Forecast." RDS shall thereafter provide ANSYS with Rolling Forecasts on a quarterly basis. No minimum units for any three-calendar-month period of any Rolling Forecast are required to be forecasted by RDS; provided however, that the quantity of No-Step Kits for the initial three-calendar month period of any Rolling Forecast may, without the consent of ANSYS, vary upward or downward from RDS's prior estimate for such three calendar month period by an amount not to exceed twenty percent (20%). RDS and ANSYS shall be bound by RDS's estimates, if any, for the first three-calendar month period of each such Rolling Forecast. ANSYS's obligations to manufacture the No-Step Kits for RDS under this Agreement shall be subject to its maximum production capacity.

         4.2 Orders. RDS will order products by providing ANSYS with written Purchase Orders, which shall contain the purchase order number, product numbers, names and quantities, unit and total purchase price and shipping instructions. No additional terms or conditions shall be permitted to be added by ANSYS to any Purchase order, whether by way of altering same or providing a document that purports to contain additional terms, and any such additional terms and conditions shall be void and of no force or effect, notwithstanding that RDS may accept and perform its obligations hereunder with respect to any such allegedly modified Purchase Order without rejecting specifically such additional terms and conditions.

         4.3 Shipments. ANSYS shall ship and deliver the No-Step Kits F.O.B. ANSYS's shipping point to such RDS locations as requested by RDS. RDS may select the freight carrier used by ANSYS to ship the products and may monitor ANSYS's shipping/freight practices as they pertain to this Agreement. ANSYS shall ship the No-Step Kits within thirty (30) days of receipt of a Purchase Order from RDS.

         4.4 Invoices and Payment. ANSYS shall submit to RDS, with each shipment of the No-Step Kits, an invoice covering such shipment. Each such invoice shall identify the RDS Purchase Order number, product numbers, names and quantities, unit price, freight charges and total amount to be remitted by RDS. RDS shall pay for all such invoices within thirty (30) days after its receipt of such invoices.


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         4.5      Lot Numbering/Expiration Dates. ANSYS shall make arrangements for and implement the imprinting of lot numbers and expiration dates for each No-Step Kit shipped. Such lot numbers and expiration dates shall be affixed on the product and on the shipping carton of each product as is required under good commercial practice.


5.0      COOPERATION

         5.1 Technical Support. ANSYS shall provide reasonable technical support and training relating to the No-Step Kits to RDS as requested by RDS.

         5.2 Records and Accounting by ANSYS. ANSYS shall keep records of the manufacture, testing and shipping of the products supplied hereunder by ANSYS, and retain samples of such products that are necessary to assist with, and support, good manufacturing practices, product complaints, investigations and other regulatory requirements. Such records and samples shall be made available to RDS upon its request, and shall be retained by ANSYS and be available to RDS for a period of three (3) years following termination of this Agreement, or longer if required by law.

         5.3 Product Recalls. ANSYS and RDS shall each maintain records as may be necessary to permit a recall or a field correction of any No-Step Kit delivered to RDS or customers of RDS, effected voluntarily or under a threat of, or a directive by, any governmental agency. Each party shall give immediate notice by telephone (to be confirmed in writing) to the General Counsel of the other party upon discovery that any No-Step Kit should be recalled or corrected, or may be required to be recalled or corrected, and, each party upon receiving any such notice or upon any such discovery, shall cease and desist from further shipments of No-Step Kits in its possession or control until a decision has been made whether a recall or some other corrective action is necessary. The decision to initiate a recall or to take some other corrective action shall be made by RDS after conferring with ANSYS. Each party shall cooperate with the other in developing any necessary recall plan, and the manner and extent of such plan shall be subject to prior consultation, which consultation shall not delay such plan by more than forty-eight (48) hours from the time of initial notice. Any such recall or corrective action shall be made at ANSYS's cost and expense if, and to the extent that, such recall or corrective action results from, or arises out of, any breach by ANSYS of its warranties or covenants hereunder.

         5.4 Product Returns. RDS shall have the responsibility for handling customer returns of the No-Step Kits. ANSYS shall provide RDS with such assistance as RDS may need to handle such returns. Any such return shall be made at ANSYS's cost and expense if, and to the extent that, such return results from, or arises out of, any breach by ANSYS of its warranties or covenants hereunder.


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         5.5      Governmental Agencies. Each party may communicate with any
                  Governmental agency, including but not limited to the United States Food and Drug Administration, regarding the No-Step Kits if in the opinion of that party's counsel, such communication is necessary to comply with the terms of this Agreement or the requirements of any law, governmental order or regulation; provided however, that unless in the reasonable opinion of its counsel there is a legal prohibition against doing so, such party shall permit the other party to accompany and take part in any communications with the agency, and to receive copies of all such communications from the agency.

         5.6 Customer Questions And Complaints. (a) RDS shall have the responsibility for responding to questions and complaints regarding the No-Step Kits. Questions or complaints received by ANSYS shall be promptly referred to RDS. RDS shall provide ANSYS with reports summarizing such complaints and customer questions, as requested by ANSYS, but in no event shall RDS have to provide such reports more frequently than on a quarterly basis.

                           (b) Within a reasonable time from the date of this
                  Agreement, but in no event later than the sixty (60) days prior to the scheduled date of the product launch by RDS of the No-Step Kit, ANSYS shall provide RDS with all necessary information that will enable RDS to respond properly and promptly to questions or complaints relating to the No-Step Kits. ANSYS shall use its best efforts to keep such information current.

                           (c) ANSYS shall provide RDS with such other
                  assistance as RDS may need to investigate and respond to customer questions or complaints.

         5.7 Product Modifications. (a) ANSYS shall only make alterations, modifications or improvements to the product specifications or performance characteristics for the No-Step Kits supplied by ANSYS to RDS under this Agreement if (i) prior written approval is given by RDS, and (ii) new pricing for the No-Step Kits, if necessary because such alteration, modification or improvement changes the cost to manufacture the kits, is agreed upon by the parties.

6.0      LICENSE

         6.1 RDS shall offer in writing to license the No-Step Kit to ANSYS in those markets or market segments that RDS has determined it will not sell the product.

         6.2 (a) In the event that RDS offers in writing to license the No-Step Kit to ANSYS pursuant to Section 6.1, ANSYS shall have ninety (90) days from the receipt of such written offer to inform RDS in writing that it desires to obtain such a license


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                  from RDS. Thereafter, the parties agree to negotiate in good faith a licensing agreement that shall include a licensing fee not to exceed three percent (3%) of net sales of the product. Agreement by the parties on all the terms of the licensing agreement shall be a precondition before any such license can become effective.

                           (b) In the event that ANSYS does not notify RDS
                  within the 90 day period set forth in Section 6.2(a) informing RDS that it desires to obtain the license offered by RDS, then RDS shall be free to offer such license to third parties without any further obligations to ANSYS.

         6.3 ANSYS expressly acknowledges and agrees that in the event that it receives a license from RDS to the No-Step Kit under this
                  Article 6 it shall have no right to sublicense, assign or otherwise transfer its rights under such license, without prior written approval of RDS.

         6.4 The terms and conditions of this Article 6 shall survive termination or expiration of this Agreement and shall extend until all of RDS's patent rights in No-step Kit expire.

7.0      TERM, RENEWAL AND TERMINATION

         7.1 Term. This Agreement, effective as of April 1, 1993, shall end on December 31, 1999 unless terminated by one of the parties in accordance with this Agreement.

         7.2 Renewal. RDS shall have the option, in its sole discretion, to extend this Agreement for additional three (3) year terms, or a portion thereof, upon written notice, subject to the same terms and conditions of this Agreement. In the event that RDS renews this Agreement, the parties agree to negotiate in good faith a mutually acceptable price for the No-Step Kits. In the event that the parties fail to agree upon new prices, the pricing structure as set forth in Exhibit B shall remain effective.

         7.3 Non-Renewal. In the event that RDS elects not to renew this Agreement pursuant to Section 7.2, and provided that ANSYS is not in breach of the Agreement, then and only then RDS shall pay ANSYS a fee, to be negotiated in good faith by the parties, for each No-Step Kit sold by RDS after the expiration of this Agreement. Such fee shall not exceed three percent (3%) of net sales of the No-Step Kits. RDS shall have no obligation to pay ANSYS such fee in the event that the Agreement is terminated by either party under Section 7.4.

         7.4 Termination. (a) Upon failure of either party to remedy its breach of any of the obligations or provisions of this Agreement within thirty (30) days following receipt of written notice of said breach, the aggrieved party shall have the right to


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                  terminate this Agreement immediately by written notice;
                  provided however, that if the breach is due to a product failure or defect in the No-Step Kit and the parties agree that the actions needed to cure such problem requires more than 30 days, then the cure period may be extended, upon mutual agreement of the parties, for a reasonable period of time.

                           (b) Either party at its sole option may immediately
                  terminate this Agreement upon written notice, but without prior advance notice, to the other party in the event that (i) the other party is declared insolvent or bankrupt by a court of competent jurisdiction; (ii) a voluntary petition of bankruptcy is filed in any court of competent jurisdiction by such other party; or (iii) this Agreement is assigned by such other party for the benefit of creditors.

                           (c) RDS may terminate this Agreement upon thirty (30)
                  days' written notice in the event that the Food Drug Administration takes any action, or raises any objection, that prevents RDS from importing, exporting, purchasing or selling the No-Step Kits to customers.

                           (d) Any termination or expiration of this Agreement
                  shall not affect any outstanding obligations or payments due hereunder prior to such termination or expiration, nor shall it prejudice any other remedies that the parties may have under this Agreement.

8.0      REPRESENTATIONS AND WARRANTIES

         8.1 Product Specifications. ANSYS represents and warrants that the No-Step Kits shall comply with the then current product specifications and then current quality control specifications and with all federal, state and local laws and regulations.

         8.2 Good Manufacturing Practices. ANSYS represents and warrants that the No-step Kits shall comply with and will be manufactured in accordance with all applicable Good Manufacturing Practices ("GMPs").

         8.3 Warranty of Purpose. ANSYS represents and warrants that the No-Step Kits supplied under this Agreement are suitable and may be used for the purposes for which RDS is selling such kits.

         8.4 Product Defects. ANSYS represents and warrants that the No-Step Kits supplied under this Agreement are free from all defects and that the work performed by ANSYS under this Agreement is of recognized standard quality or better.

         8.5 Product Development. ANSYS represents and warrants that the No-Step Kits will be manufactured by ANSYS, or by third parties for ANSYS free and clear of any claims by such third parties.


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         8.6      Authority. Each party represents and warrants to the other party that it has the full right and authority to enter into this Agreement, and that it is not aware of any impediment that would inhibit its ability to perform its obligations hereunder.

         8.7 Consequential Damages. In the event of a breach of any representation or warranty, express or implied, in addition to other rights RDS may have, it may withhold payment and/or cause such breach to be corrected and charge ANSYS; therefore ANSYS shall be liable for all consequential damages. Except as specifically provided herein, ANSYS makes no other representations or warranties express or implied.

9.0      INDEMNITY

         9.1 (a) RDS agrees to defend, indemnify and hold ANSYS, its officers, directors, employees and agents harmless against any and all losses, damages, costs, claims, demands, judgments and liability resulting from, or relating to RDS's performance under this Agreement, except to the extent that any such losses, damages, costs, demands, costs, claims, judgments and liability are due to the negligence or wrongful act(s) of ANSYS, its employees or agents.

                           (b) If by reason of manufacturing or selling the
                  No-Step Kit to RDS under this Agreement ANSYS is sued or threatened with suit for alleged patent infringement covering
                  (i) the No-Step Kit, or (ii) the process for producing the No-Step Kit, RDS shall, at its own expense, defend such suit and indemnify ANSYS against all losses and expenses incurred in connection with such suit or threatened suit including judgments, decrees, court costs and attorney fees, except to the extent that the claim relates to, or results from ANSYS's noncompliance with the terms of this Agreement.

         9.2 ANSYS agrees to defend, indemnify and hold RDS, its officers, directors, employees and agents harmless against any and all losses, damages, costs, claims, demands, judgments and liability resulting from, or relating to ANSYS's performance under this Agreement, except to the extent that any such losses, damages, costs, demands, costs, claims, judgments and liability are due to (i) the negligence or wrongful act(s) of RDS, its employees or agents, or (ii) patent infringement suits or threatened suits that, pursuant to Section 9.1(b), RDS has agreed to defend and provide indemnification to ANSYS.

10.0     CONFIDENTIALITY

         10.1 During and in furtherance this Agreement, each party may disclose certain of its Confidential Information to the other party.


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

         10.2     During the Term of this Agreement, and for a period of five
                  (5) years from the termination thereof, RDS and ANSYS each agree (i) to use the Confidential Information only in connection with the terms of this Agreement, (ii) to treat the Confidential Information as it would its own proprietary information, and (iii) to take all reasonable precautions to prevent the disclosure of the Confidential Information to any third party, other than an Affiliate, without the prior written consent of the other party.

         10.3 A party shall be relieved of any and all of the obligations under Section 10.2 regarding Confidential Information which
                  (i) was known to the party receiving the Confidential Information (the "receiving Party") prior to receipt hereunder, (ii) at the time of disclosure to by the disclosing party to the Receiving Party, was generally available to the public, or which after disclosure hereunder becomes generally available to the public through no fault attributable to the Receiving Party; or (iii) is hereafter made available to the Receiving Party for use or disclosure by the Receiving Party from any third party having a right to do so.

11.0     MISCELLANEOUS

         11.1 Independent Contractors. The parties shall be deemed to be independent contractors, and this Agreement shall not be construed to create between ANSYS and RDS any other relationship such as, by way of example only, that of employer-employee, principal agent, joint-venturer, copartners or any similar relationship, the existence of which is expressly denied by the parties hereto.

         11.2 Inspection. RDS may inspect ANSYS reports and records relating to the performance under this Agreement during normal business hours and with reasonable advance notice.

         11.3 Access. ANSYS shall provide RDS access to any of its facilities, during normal business hours and with reasonable advance notice, in which the No-Step Kits are manufactured, stored, handled, shipped or used in order to permit RDS verification of ANSYS's compliance with this Agreement and applicable laws.

         11.4 Insurance. ANSYS shall maintain liability and other insurance coverage satisfactory to RDS, during the term of this Agreement and for five (5) years thereafter, which insurance shall name RDS as an additional insured. Such insurance shall include comprehensive general, liability contractual liability, and product liability and have limits no less than $2,000,000.00 per occurrence. ANSYS shall provide to RDS a Certificate of Insurance evidencing such coverage and shall provide RDS with notice of any change or modification thereto.

         11.5 Taxes. ANSYS shall be liable for any and all local, state and federal taxes and license fees, arising out of the sale of No-Step Kits to RDS pursuant to this Agreement.


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

         11.6 New Drugs of Abuse Products. (a) RDS shall have the right of first refusal to market exclusively any and all new immunoassay drugs of abuse products developed by ANSYS.

                           (b) In the event that ANSYS manufactures or develops
                  such a product, ANSYS shall so immediately, notify RDS in writing and shall provide RDS with sufficient information, data, and samples, for RDS to evaluate the product and determine its interest, if any, in the product. RDS shall have ninety (90) days from receipt of such information, data and samples to evaluate the product and if interested shall notify ANSYS in, writing within ten (10) business days of the conclusion, of this evaluation period.

                           (c) In the event that RDS expresses such an interest,
                  the parties shall negotiate in good faith to enter into an exclusive marketing agreement upon terms and conditions that are commercially reasonable. In the event that the parties fail to reach a negotiated agreement within seventy (70) days from RDS's completion of the evaluation, ANSYS may then offer such product to other potential companies, provided that such offer shall not be more favorable to such company than previously offered to RDS.

         11.7 Choice of Law. This Agreement shall be construed under, and the rights of the parties hereto shall be governed by the laws of the state of New Jersey, without giving effect to New Jersey's choice of law principles. The parties agree that the Superior Court of New Jersey and the United States District Court for the District of New Jersey shall have exclusive jurisdiction to hear and determine any and all disputes pertaining directly or indirectly to this Agreement. The parties expressly consent to venue and to the exercise of personal jurisdiction by the aforesaid courts. Additionally, each party expressly waives any and all right to commence and maintain any lawsuit against the other party, whether at law or in equity, in any other court or jurisdiction.

         11.8 Disputes. In the event of any law suit between ANSYS and RDS in connection with this Agreement, the unsuccessful party shall pay to the prevailing party all costs and expenses, including reasonable attorneys' fees, incurred in such action or proceeding and in any appeal in connection therewith by such prevailing party, and any such costs, expenses and reasonable attorneys' fees shall be included as a part of any such judgment entered in favor of such prevailing party.

         11.9 Other Products. Nothing in the Agreement shall be, construed to prevent or limit either party from selling any of its other products in any market.

         11.10 No Waiver. Either party's failure to require the other party to comply with any provision of this Agreement shall not be deemed a waiver of such provision or any other provision of this Agreement.


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

         11.11 Severability. In the event that one or more of the provisions of this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any of the other provisions of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.

         11.12 Assignment. This Agreement shall not be assignable nor its rights hereunder transferred in any way by either party hereto other than to an Affiliate, except with the written consent of the other party, which consent shall not be unreasonable withheld.

         11.13 Binding Effect. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         11.14 Force Majeure. Neither party shall be liable for the failure to perform its obligations under this Agreement if such failure is occasioned by a contingency beyond such party's reasonable control, including, but not limited to, strikes or other labor disturbances, lockouts, riots, wars, fires, floods or storms. A party claiming a right to excused performance under this Section shall immediately notify the other party writing of the extent of its inability to perform, which notice shall specify the occurrence beyond its reasonable control that prevents such performance.

         11.15 Notices. Any notice, or other written communication, required or permitted hereunder shall be sufficiently made or given to the other party by personal in-ha delivery, by telecopier communication or by sending t same by first class mail, postage prepaid to the mail address, or telecopier numbers set forth below:


                            If to RDS:

                                     Roche Diagnostic Systems, Inc.
                                     1080 Highway 202
                                     Branchburg, New Jersey 08876-1760
                                     Attention: Vice President, International
                                     Drug Monitoring Business Unit

                                     Telecopier No: (908) 253-7645

                            with a copy to

                                     Jordan D. Cooper, Esq.
                                     Roche Diagnostics Systems, Inc.
                                     340 Kingsland Street
                                     Nutley, N.J..07110

                                     Telecopier No: (201) 235-3500


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

                            If to ANSYS:

                                     ANSYS, Inc.
                                     2 Goodyear
                                     Irvine, California 92718
                                     Attention: President

                                     Telecopier (714) 768-0311

                  or to such other addresses or telecopier numbers provided to the other party in accordance with the terms of this Section. Notices or written communications made or given by personal in-hand delivery or by telecopier shall be deemed to have been sufficiently made or given when sent, or if mailed, three (3) days after being deposited in the United States Mail, postage prepaid or upon receipt, whichever is sooner.

         11.16 Entire Agreement. This Agreement constitutes the full, complete, final and integrated agreement between the parties hereto relating to the subject matter hereof and supersedes all previous written or oral negotiations, commitments, agreements, transactions or understandings with respect to the subject matter hereof. Except for Exhibit A (Product Specifications) and Exhibit C (Quality Control Specifications) which RDS may modify, at its sole option, from time to time, any modification, amendment or supplement to this Agreement must be in writing and signed by authorized representatives of both parties.

         11.17 Headings. The titles and headings herein are for convenience only and shall not be used to interpret or construe the terms and conditions of this Agreement.

         11.18 Singular Terms. Except as otherwise expressly provided herein or unless the context otherwise requires, all references to the singular shall include the plural as well.

         11.19 Execution in Counterparts. This Agreement may be executed in two (2) counterparts, each of which shall be deemed an original, but all of which together shal1 constitute one and the same instrument.


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

         IN WITNESS WHEREOF, the duly authorized representatives of the parties have executed this Agreement as of the dates set forth below.

ANSYS, INC.                                 ROCHE DIAGNOSTIC SYSTEMS, INC.
By:  /s/ C. Michael O'Donnell, Ph.D         By: /s/ Adrienne Choma
Name: ___________________________           Name: __________________________
Title: __________________________           Title: Vice President
Date: ___________________________           Date:  7/26/93

                                    EXHIBIT A
                           PRODUCT SPECIFICATION SHEET
                              ONTRAK GENERATION II


July 1993

I.       PRODUCT DESCRIPTION
         ONTRAK Generation II for the on-site testing market meeting the following general requirements:

         *        No step assay with no reagent addition or urine handling
         *        Clear endpoint interpretation by non-technical operator
         *        Multi-drug format to accommodate three to five analytes

II.      PERFORMANCE

         1. Clinical Claims - Qualitative detection of abused drug or drug metabolite at specified cut-off level.
         2. Linearity - Standard curve should be as steep as possible at cut-off.
         3.       Accuracy and Precision - [***]
         4.       Sensitivity - Comparable to ONTRAK at cut-off.
         5.       Specificity - Comparable to ONTRAK.
         6.       Interference's - Comparable to ONTRAK.
         7.       Cross Reactivities - Comparable to ONTRAK.
         8.       Stability - [***]
         9. Storage Conditions - RT storage with shipment at ambient temperature via ground transportation. Container with sample may be stored refrigerated.
         10. Controls - Positive and negative controls specimens commercially available with test incorporating a "test complete" indication.
         11.      Cut-off - Consistent with NIDA Guidelines or as established.

III.     PROCEDURE 1. Sample Type - Urine 2. Sample Volume - :5 250 /uL.
         3.       Reagent Volume - Preloaded dose.
         4.       Number of Off-Line Steps - Zero.
         5.       Analysis Time - Approximately 3 minutes, no timing steps.
         6.       Analysis Temperature - 2-450C.

[***] Confidential treatment has been requested for the redacted portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.


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

IV.      PRODUCT EMBODIMENT

         1.       No urine handling.
         2. Test embodied in specimen container requiring no specimen or reagent handling and guards against potential contact or splashing on operator by contact with lid or cup.
         3. Test cannot be inadvertently run, read or adulterated by client.
         4. Positive/Negative and Test Complete read required as part of mold.
         5. Test with specimen must with shippable, leak-proof, identifiable and allow for recovery of specimen for confirmation testing.
         6.       Test must comply with chain of custody requirements.
         7.       Test must be able to be stored stacked.
         8. Assembly of test must be automatable/manufacturable with capacity to manufacture 100,000 tests per week.
         9.       No sample overload or constriction of flow tolerable.
         10. Test cannot be compatible with generic specimen containers or lids.
         11.      Proprietary configuration to discourage competitive offerings.
         12.      Test results should be able to be photocopied.
         13. QC testing of random sampling aggressive enough to assure product integrity with respect to physical and performance characteristics. These cycles should be agreed upon mutually by TLIw and RIDS and will diminish as assurance of quality increases.

V. LABELING
         1. Label must include information regarding client identification, date, tester, and testers signature. (A lid label may be incorporated to provide additional labeling space.)
         2. Each test must be color coded consistent with current ONTRAK product and reflect the Roche identity and product codes and a pictorial procedure guide.
         3. Label must provide Positive/Negative and Test Complete indication in a limited viewing area, consistent with mold.
         4.       Label to incorporate Positive/Negative identification "key".
         5. A milliliters scale should be present to identify approximate amount of specimen.
         6. The capacity to add bar coding and a temperature strip should be designed in the label.


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

VI. PACKAGING
         1. Number of test cups per kit to be defined. Kit to include individually sealed test cups with drying agent and five language package insert and any other supplies necessary to perform the test.
         2. Box to serve has outer shipping carton. 3. Kit components to meet recycling requirements where possible.
         3.       Kit components to meet recycling requirements where possible.


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

                                    EXHIBIT B

                            PRICING FOR NO-STEP KITS

PRICE TO ROCHE FOR FIRST FULL YEAR OF PRODUCTION:  $[***].

                  [***]

PRICE MAY BE ADJUSTED BY MUTUAL CONSENT AT ANY TIME



ANSYS, INC.                                   ROCHE DIAGNOSTIC SYSTEMS


/S/  STEPHEN K. SCHULTHEIS                    /S/  ADRIENNE CHOMA
President                                     Vice President
                                              International Drug Monitoring Unit


[***] Confidential treatment has been requested for the redacted portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.


21